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                          OEM ENGINE SUPPLY AGREEMENT


     THIS EXCLUSIVE SUPPLY AGREEMENT (the "Agreement") is made and entered into on the 9th day of July, 1998, by and between GENERAC CORPORATION, a Wisconsin corporation with its principal office and place of business in Waukesha, Wisconsin ("Seller") and GENERAC PORTABLE PRODUCTS, INC. (F/K/A GPPC, INC.), a Delaware corporation ("Buyer"). This Agreement shall be binding as of the date written above but for purposes of computing time periods and anniversary dates, the effective date shall be considered to be July 9, 1998.


                                    RECITALS

     A. As a result of its purchase from Seller of Seller's portable products division, Buyer is now engaged in the marketing, manufacture and sale of welders, pressure washers, Consumer Portable Generators and other similar portable equipment. For the purpose of this Agreement "Consumer Portable Generators" are defined as; air-cooled generators currently of the type in production at the portable products division at time of signing the Agreement.

     B. Seller is engaged in the business of manufacturing its GN series single cylinder engines, in particular, models GN-191, GN-220, GN-360 and GN-410 which are suitable for powering such equipment (the "Engines").

     C. In connection with Buyer's purchase of Seller's portable products division, Buyer desires that Seller manufacture the Engines requested by Buyer from time to time according to Seller's established specifications for the Engines (the "Specifications") and Seller has adequate facilities, expertise and personnel to manufacture the Engines according to the Specifications.

     D. Buyer desires to purchase the Engines from Seller, and Seller desires to manufacture and sell the Engines to Buyer on the terms and subject to the conditions set forth below.

                                   AGREEMENTS

     In consideration of the above recitals and the mutual covenants and valuable consideration contained herein, the parties agree as follows:

     1.  SUPPLY OF PRODUCTS.


          (a) SALE AND PURCHASE OF ENGINES. Seller shall manufacture and sell to Buyer and Buyer shall purchase from Seller the Engines during the term of this Agreement pursuant to the terms and conditions set forth herein.
     Buyer shall purchase a minimum of [          ] Engines during each annual
     period of this Agreement (the "Minimum Purchase Obligation"). In addition to the Minimum Purchase Obligation, in each annual period following the fifth annual period of this Agreement, Buyer shall purchase from Seller an aggregate number of Engines at least equal to 25% of the total number of engines purchased by Buyer during such period (the "25% Requirement"), provided, however that during such annual periods Buyer shall nevertheless not purchase less than the Minimum Purchase Obligation. For purposes of determining whether Buyer has satisfied the 25% Requirement in any annual period following the fifth annual period of this Agreement, Seller shall have the right to select an independent accounting firm (the "Accounting Firm"), reasonably accept-

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     able to Buyer, to perform an audit of Buyer's total engine purchases for the period in question. If Seller and Buyer cannot agree upon an independent accounting firm to act as the Accounting Firm, each of Buyer and Seller shall select an independent accounting firm and the two firms so selected shall select a third independent accounting firm which shall be the Accounting Firm. The Accounting Firm shall conduct an audit of Buyer's total engine purchases for the annual period in question and shall determine whether the 25% Requirement has been satisfied for the applicable period. The conclusion of the Accounting Firm shall be final and binding upon Buyer and Seller. Buyer agrees to cooperate fully with the Accounting Firm in connection with conducting any audits pursuant to this section, including, without limitation, making available to the Accounting Firm such books and records of Buyer as the Accounting Firm may reasonably request in connection with its audit. If Buyer desires to purchase more than the Minimum Purchase Obligation, or, after the fifth annual period hereof, more than the 25% Requirement (if greater than the Minimum Purchase Requirement) during any annual period of this Agreement, Seller shall, subject to section 3(c) of this Agreement, use its reasonable efforts to manufacture and sell to Buyer such additional quantity of the Engines as Buyer may request.

          (b) EXCLUSIVE SUPPLY REQUIREMENT. As long as Buyer satisfies the Minimum Purchase Obligation and, after the fifth annual period, the 25% Requirement (if greater than the Minimum Purchase Obligation), Seller agrees not to sell Engines to any other original equipment manufacturer ("OEM") for purposes of incorporation into welders, pressure washers, Consumer Portable Generators or other products approved by Seller (the "Exclusive Supply Requirement"). If Buyer does not comply with the Minimum Purchase Obligation or, after the fifth annual period, the 25% Requirement (if greater than the Minimum Purchase Obligation), the Exclusive Supply Requirement shall be void for the remainder of the term of the Agreement unless (i) the Buyer purchased at least 80% of the Minimum Purchase Obligation or, after the fifth annual period, the 25% Requirement (if greater than the Minimum Purchase Obligation) during the period in question and (ii) during the immediately following annual period Buyer purchases the Minimum Purchase Obligation or, after the fifth annual period, the 25% Requirement (if greater than the Minimum Purchase Obligation) plus the number of Engines by which it failed to meet the Minimum Purchase Obligation or, after the fifth annual period, the 25% Requirement (if greater than the Minimum Purchase Obligation) during the preceding annual period. If Buyer fails to meet the Minimum Purchase Obligation or, after the fifth annual period, the 25% Requirement (if greater than the Minimum Purchase Obligation) during any annual period and, if applicable, fails to correct the shortfall during the immediately following annual period, Seller's sole remedy shall be voidance of the Exclusive Supply Requirement as provided in this section 1(b), provided, this sentence shall not be interpreted to restrict Seller's ability to increase gross margin pursuant to section 4(a)(i).

          (c) ADDITIONAL REQUIREMENTS FOR WELDERS. Seller and Buyer recognize that, heretofore, sales of welders by Seller have been nominal and that Buyer will undertake to substantially increase the sale of welders. Seller and Buyer also recognize that in the event Buyer is unable to do so, Seller should be availed of the opportunity to sell Engines to other manufacturers of welders. Commencing on the first anniversary of this Agreement and within thirty (30) days following the end of each calendar quarter after such first anniversary, Buyer shall provide to Seller a written report as to the number of Engines shipped with welders during such calendar quarter. If during any

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     consecutive four (4) calendar quarters covered by such reports, Buyer ships
     fewer than [     ] welders equipped with one of the Engines, Seller may
     sell Engines to any other OEM of welders.


          (d) RETAINED RIGHTS OF SELLER. Notwithstanding the exclusivity requirements in section 1(b) above, Seller shall have the right to sell engines through its own Service Distributor and Dealer Network for any application based on repower and service promulgated prices. Buyer acknowledges that the provisions of this paragraph may or will benefit Buyer in that Seller's service network, which services Buyer's customers, is thereby further supported. Nothing in this Agreement will be construed to prevent Seller from selling its engines, including the Engines, to any other purchaser, original equipment manufacturer or otherwise, and at any price it elects, so long as such engines and Engines are not for use with welders, pressure washers or Consumer Portable Generators. Seller retains the right to use and sell GN engines to other air-cooled generator applications, including, but not limited to, R.V., Industrial Mobile, Telecom, Home Stand-By or any other type of residential, commercial or industrial application.

     2. TERM OF AGREEMENT. Subject to the provisions for termination set forth elsewhere in this Agreement, this Agreement shall commence on the date first written above and continue for 95 years (the "Initial Term"). After completion of the Initial Term, this Agreement shall automatically renew for consecutive 3 year periods ("Renewal Term") unless either party gives written notice of its intent to terminate this Agreement to the other party at least 6 months prior to the expiration of the Initial Term or any Renewal Term. Notwithstanding the foregoing, in the event of a sale of Seller's assets or Seller's stock as described in section 12 below (whether during the Initial Term or any Renewal
Term), upon the closing date of such sale the remaining term of this Agreement shall be the longer of 5 years or the remainder of the Initial Term 5 years subject to 3 year renewal terms as described in the second sentence of this section.

     3.  PRODUCT ORDERS.

          (a) PURCHASE ORDERS. Purchase orders will be issued by Buyer on the first business day of each month specifying Buyer's requirements for the fourth month following the month in which the purchase order is issued. In the event Buyer desires to issue a purchase order for a quantity of Engines 20% greater than Buyer's average monthly orders for the previous twelve
     (12) months, Buyer must provide Seller with written notice of such order no less than six months prior to the start of shipment. All purchase orders for Engines to be manufactured and delivered shall be firm and may not be canceled or modified by Buyer without the written permission of Seller; provided, however, that Purchase orders may be modified by Buyer to provide for a later delivery date (not in excess of 60 days) upon notice to Seller at least 60 days prior to the requested delivery date.

          Purchase orders issued by the Buyer to the Seller shall specify the Engines being ordered in some minimum package quantity as specified by Seller, the required delivery dates, and the address to which Seller's invoice shall be sent. Any provision, term or condition set forth on Buyer's purchase order or on any acknowledgment, invoice or other document or communication provided by Buyer which is inconsistent with the terms of this Agreement, or is not addressed herein, is void and of no effect.

          (b) SELLER'S PURCHASE ORDER ACKNOWLEDGMENT. Seller's purchase order acknowledgment shall reflect the Buyer's purchase order number. A separate purchase order

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     acknowledgment shall be rendered for each purchase order and shall be transmitted by Seller to the address specified on the purchase order. Each purchase order acknowledgment rendered by Seller shall separately identify the Engines by model number, quantities thereof, unit prices, and total amount due for such Engines. Applicable sales or use taxes shall also be reflected.

          (c) FORECASTS. Prior to the beginning of each calendar quarter, Buyer shall provide seller with a rolling written forecast of its estimated requirements for the Engines in each of the next four (4) calendar quarters (the "Quarterly Forecast"). Each Quarterly Forecast shall contain an update of the immediately preceding Quarterly Forecast with respect to the quarters referred to in such preceding Quarterly Forecast.

          In addition to the Quarterly Forecasts, if Buyer intends to purchase in any future four (4) calendar quarter period (the "Expansion Period") more than 120% of the number of Engines actually purchased in the four (4) calendar quarters just ended, Buyer shall provide Seller with Buyer's estimated requirements for the Engines in the Expansion Period a minimum of six months prior to the start of the Expansion Period (the "Expansion Forecast").

          Notwithstanding anything to the contrary in this Agreement, Seller shall have no obligation during the applicable period to manufacture and sell to Buyer any number of Engines greater than the Quarterly Forecast or the Expansion Forecast as applicable. Buyer shall use its best efforts to ensure that firm orders under section 3(a) of this Agreement conform to the estimates in the latest forecast.

     4.  PRICES AND PAYMENT TERMS.

          (a) ENGINE PRICES.

             (i) Buyer shall pay Seller for the Engines in accordance with the prices set forth in Schedule A which are subject to modification from time to time in accordance with the terms of this Agreement. At least 30 days prior to each annual anniversary of this Agreement, the parties shall negotiate in good faith to determine the price for Engines for the upcoming year based on the expected cost of raw materials, freight, insurance, direct labor, appropriate indirect manufacturing operating expenses and overhead (the "Costs of Production"), plus a gross margin of 20%. Following the fifth annual period of this Agreement, Seller shall have the continuing right to increase the gross margin up to a total of 23%. The Seller shall not have the right to increase the gross margin pursuant to the immediately preceding sentence if Seller is in violation of the Exclusive Supply Requirement at the time of such increase unless the Exclusive Supply Requirement has been voided in accordance with section 1(b) in which case Seller may exercise its right under the immediately preceding sentence. Any agreed upon change to the price for the Engines shall be applied to Engines purchased during the following twelve-month period.

             The Costs of Production shall be determined by Seller in its sole discretion. Buyer shall be entitled, at the time of each regularly scheduled price renegotiation, to review (subject to the confidentiality provisions of this Agreement) Seller's records that directly pertain to Seller's calculation of the Costs of Production. If Buyer does not agree with Seller's calculation of the Costs of Production, Buyer's sole remedy shall be to purchase engines from

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        another supplier. All prices for Engines supplied under this Agreement are F.O.B. Seller's plant in Whitewater, Wisconsin.

             (ii) On February 15 and August 15 of each year during the term of this Agreement, if Seller's Costs of Production have increased or decreased during the previous July through December or January through June period, respectively (the "Production Period") due to (a) changes in the price of aluminum and/or (b) changes in the price of foreign components for the Engines caused by changes in currency rates, Seller shall pay to Buyer (in the case of a decrease in such Costs of Production) or Buyer shall pay to Seller (in the case of an increase in such Costs of Production) an amount calculated in accordance with the formula set forth in Schedule C.

             (iii) Seller agrees to use commercially reasonable efforts to work with the lowest cost suppliers of the materials and services used directly in connection with manufacturing the Engines in order to keep the Costs of Production at reasonable levels. Seller agrees to investigate any potential suppliers suggested by Buyer. Seller retains the right to reject suppliers that do not provide materials and/or services, as applicable, of the quality and performance level which, by Seller's sole determination, is at least at the same level of quality and performance provided by Seller's existing suppliers of such materials and/or services.

          (b) NON-RECURRING ENGINEERING CHARGE. Buyer agrees to pay Seller a non-recurring engineering fee with respect to Seller's preparation for manufacture of the specific engine components exclusive to Buyer and for the acquisition of certain tooling, equipment and fixtures in connection with the manufacturing of such components. Upon Buyer's request, Seller shall provide Buyer with the amount of such fee, reasonable detail of the fee and the payment terms of such fee (the "Engineering Proposal"). Buyer shall own title to certain tooling, equipment and fixtures detailed in the Engineering Proposal and for which the payment of associated non-recurring engineering fees has been received.

          (c) PAYMENT TERMS. The terms of payment of Seller's invoices shall be net 30 days from Seller's invoice date. If Buyer disputes any invoice in good faith, in whole or in part, Buyer shall promptly notify the Seller in writing and shall set forth the basis for such dispute. The parties will then use their best efforts to resolve the dispute expeditiously. Any such dispute not resolved within 30 days may be submitted to binding arbitration in accordance with section 13 of this Agreement. Any invoice balance which remains unpaid after 30 days shall bear interest at the rate of 1.5% per month until paid.

          (d) SUSPENSION OR TERMINATION FOR FAILURE TO PAY INVOICES WHEN
     DUE. In the event that Buyer fails to pay any invoice, other than amounts which are in good faith dispute, when due, Seller may, at its option, immediately suspend its performance under the Agreement five days after providing written notice to Buyer of the overdue amount if such amounts are not paid within the five day period. Seller shall be under no obligation to resume performance until all overdue amounts, other than amounts in good faith dispute, are paid. Seller may, at its option, immediately terminate this contract if Buyer fails to pay any such amounts due which are not in good faith dispute within 15 days of the written notice of the overdue amount.

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     5.  TESTING, DELIVERY, USE, PRIVATE LABELS AND SERVICE AND PARTS.

          (a) SELLER TESTING. All Engines shall be inspected and tested by Seller for conformity to the Specifications prior to shipment to the Buyer.

          (b) DELIVERY. All Engines manufactured by Seller under this Agreement shall be delivered F.O.B. Seller's plant, Whitewater, Wisconsin, and upon such delivery to carrier, title and risk of loss shall pass to Buyer.

          (c) RISK OF RESALE AND NO INDEPENDENT RIGHT TO RESELL. Risk of resale of the Engines shall be with the Buyer. Under no circumstances shall Seller assume any liability whatever in the event that Buyer is unable to resell the Engines, and Buyer shall have no right to return the Engines to Seller under such circumstances. Buyer shall resell Engines solely as components in its welders, pressure washers, Consumer Portable Generators and other products approved by Seller. Buyer shall not, and shall not have the right to, resell Engines independently of its welders, pressure washers, Consumer Portable Generators or other products approved by Seller.

          (d) APPROVAL OF APPLICATIONS. Seller shall have the right to approve all applications and uses of the Engines and Buyer shall request and receive such approval in writing prior to any application or use of the Engines not already approved hereby. Seller hereby approves the application and use of the Engines as components in Buyer's existing product lines of welders, pressure washers and Consumer Portable Generators to the extent the Engines are used therein as of the date hereof.

          (e) PRIVATE LABELS. Buyer may not use any private label on the Engines without the written consent of Seller. Seller hereby consents to the private label "Craftsman." Approved private labels may only be used in connection with the incorporation of Engines as components in Buyer's welders, pressure washers, Consumer Portable Generators and other products approved by Seller.

          (f) SERVICE AND PARTS. Seller shall, to the extent required by this Agreement and to the extent requested by Buyer and agreed to by Seller, provide repair services for the Engines and Buyer shall utilize Seller for the performance of such repair services. Additionally, Seller shall sell to Buyer and Buyer shall purchase from Seller spare and replacement parts for the Engines, in the quantities which Buyer may request and which Seller may agree to sell, at the price at which Seller sells such spare and replacement parts to its master parts distributors, which may be modified by Seller from time to time.

     6.  WARRANTIES.

          (a) LIMITED WARRANTY. The Engines will be subject to Seller's standard limited warranty for the Engines which is set forth on Schedule B (the "Limited Warranty"). Seller retains the right to modify the Limited Warranty at any time and from time to time. SELLER MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EITHER EXPRESSED OR IMPLIED, WITH RESPECT TO THE ENGINES, INCLUDING THEIR DESIGN, QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

          (b) WARRANTY EXCLUSIONS. Seller makes no warranty of any kind with respect to:

             (i) Repairs for Engines necessitated by normal wear and tear, damage in transit or accident, through abuse, misuse or negligence of Buyer or its

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        customers, or by failure of any of those persons to maintain or use the
        Engines in accordance with Seller's written instructions; or

             (ii) Engines that have been modified in any manner after shipment by Seller.

          (c) RETURN AUTHORIZATION. Engines warranted by Seller shall be repaired or replaced at Seller's option and expense upon presentation of evidence that demonstrates to Seller's reasonable satisfaction a breach of the Limited Warranty. Prior to return of any Engine to Seller, Buyer shall obtain a return authorization from Seller and comply with Seller's return authorization procedures in force at the time of the return. Seller shall have no obligation to repair or replace Engines returned without a return authorization.

          (d) LIMITATION OF REMEDIES. Buyer's exclusive remedy for any defect in the Engines or breach of Seller's warranty under section 6(a) of this Agreement is, at Seller's option, either refund of the price paid by Buyer for the defective Engines, repair of the defective Engines sufficient to cause them to meet the Specifications or replacement of the defective Engines with equivalent Engines that meet the appropriate Specifications.

          IN NO EVENT SHALL SELLER BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES, INCLUDING ANY LOST PROFITS OF BUYER, IN CONNECTION WITH SELLER'S BREACH OF THIS AGREEMENT IN ANY WAY, INCLUDING, BUT NOT LIMITED TO, THE FAILURE OF THE ENGINES TO MEET THE SPECIFICATIONS OR SELLER'S FAILURE TO DELIVER THE ENGINES WHEN DUE OR AT ALL.

          The parties acknowledge that the limitation of damages contained in this paragraph is a separate item of their agreement. The parties acknowledge their intent that this limitation of damages shall be severable from the limited warranty and shall be enforceable even if the limitations in the limited warranty are held to be unenforceable.

     7.  CONFIDENTIAL AND PROPRIETARY INFORMATION.

          (a) OWNERSHIP OF INFORMATION. Buyer acknowledges that all information disclosed to it by Seller pursuant to this Agreement, including all information pertaining to the design of and the manufacturing process for the Engines and all information pertaining to the conduct of Seller's business and affairs, shall, at all times, both during and after the termination of this Agreement, however occurring, remain the exclusive property of Seller and that Buyer shall not acquire any proprietary interest in such information.

          Seller acknowledges that all information disclosed to it by Buyer pursuant to this Agreement, including all information pertaining to the conduct of Buyer's business and affairs, shall, at all times, both during and after the termination of this Agreement, however occurring, remain the exclusive property of Buyer and that Seller shall not acquire any proprietary interest in such information.

          (b) ACCESS TO CONFIDENTIAL INFORMATION. Neither party shall, directly or indirectly, disclose, or permit anyone to disclose, any Confidential Information disclosed or made available by the other party, and shall carefully guard and keep secret all such Confidential Information. Neither party shall, at any time, allow anyone other

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     than the other party hereto, or those authorized by the other party, to have access to or use any Confidential Information disclosed or made available by the other party. Each party shall use all reasonable efforts to protect the proprietary nature of any and all Confidential Information of the other.

          Except as expressly provided otherwise in this Agreement, neither party shall copy, modify, transcribe, store, sell, lease or otherwise transfer or distribute any Confidential Information of the other in whole or in part without prior authorization in writing from the other party. Both parties shall use the Confidential Information only during the term of this Agreement and solely for the purpose of carrying out the intent of this Agreement.

          For purposes of this Agreement, the term "Confidential Information" includes, without limitation, a party's techniques, processes, procedures, operations and other proprietary information relating to research and development, design, manufacturing, operations, marketing and finances. Upon termination of this Agreement, however occurring, both parties shall surrender to the other party all documents including, but not limited to, plans, specifications, literature, samples, documents and other tangible things, relating to Confidential Information disclosed or made available by the other party and all supplies which are the property of the other party.

          (c) LIABILITY FOR DISCLOSURE. Neither party shall be liable for disclosure to others of Confidential Information disclosed or made available to it by the other party if the information: (i) can be demonstrated by contemporaneous written records to have been in the other party's possession or available to the other party prior to the receipt of same from Buyer or Seller as the case may be; (ii) can be demonstrated by clear and convincing evidence to have been received from a third party having no obligation to hold the same in confidence; (iii) can be demonstrated by clear and convincing evidence to have been generally known or generally available to the public prior to the date of the disclosure;
     (iv) becomes generally known or generally available to the public through no act or failure to act on the part of either party or its affiliates; or
     (v) is required by a valid order of a court of law to be disclosed.

          If any Confidential Information of a party is required by law to be disclosed by the other party hereto (as contemplated by section 7(c)(iv)), the disclosing party shall provide the nondisclosing party with prompt notice of such disclosure and take such legally available steps as may be necessary to resist or narrow such request and/or to procure a court order stipulating that the Confidential Information required to be disclosed shall be used solely for the purposes for which the court order was issued.

          (d) NO GRANT OF LICENSE. No rights or obligations other than those expressly stated shall be implied from this Agreement. In particular, no license or other right is hereby granted, either express or implied, to one party by the other party (i) with respect to the other party's Confidential Information or (ii) under any patent, patent application, copyright, trademark, or other proprietary right or intellectual property right now or hereafter controlled by the other party.

          (e) Buyer understands and agrees that the Engines embody design and manufacture information including, but not limited to, design or production concepts, methods, materials, structures, assemblies or similar information which is proprietary to Seller (the "Design Information"). Buyer shall not reverse engineer or disassemble the Engines and shall not use, nor permit any third party to use, the Design

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     Information for any purpose other than those necessary to further the transactions contemplated by this Agreement. Under no circumstances shall the Buyer have the right to use the Design Information to design or manufacture any product, or assist any third party in manufacturing any product, which competes with the Engines.

          (f) SPECIFIC PERFORMANCE.  The Parties agree that breach of this section 7 by either party would cause irreparable damage to the other party and that monetary damages alone would not provide the injured party with an adequate remedy for such breach. Therefore, if any controversy arises concerning the rights or obligations of either party under this section 7, such rights or obligations may be specifically enforced by an injunction order issued by a court of competent jurisdiction. Such remedy, however, shall be in addition to any other remedy to which the injured party may be entitled.

     8.  INDEMNIFICATION.

          (a) BREACH OF THIS AGREEMENT.  Subject to the limitations set forth in section 6(d) of this Agreement, each party agrees to indemnify and hold the other party, its affiliates, shareholders, directors, officers, employees, customers, successors and assigns harmless against all liabilities, claims, costs, damages, losses and expenses, including reasonable legal fees and related costs, which the indemnified party incurs by reason of the defaulting party's failure to perform its obligations under this Agreement.

          If a claim, demand or suit is presented or filed against the nondefaulting party and indemnification by the nondefaulting party is sought pursuant to this provision, the nondefaulting party shall give prompt notice to the defaulting party and provide reasonable assistance to and cooperation with the defaulting party, at the defaulting party's cost, in the settlement or defense of the claim, demand or suit. The right of indemnification shall be extinguished if the nondefaulting party fails to give notice of the claim, demand or suit, or settles the same without the written consent of the defaulting party.

          (b) INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold harmless Seller, its officers, employees and agents, from and against all loss, damages, liability and expense incurred by reason of any claims, actions, suits or governmental investigations or proceedings including, but not limited to, product liability claims, brought against or involving them or any of them, which relate to or arise out of the manufacture of the Engines by Seller for the Buyer. Provided, however, that Buyer shall not be obligated to indemnify Seller for any claim which arises out of Seller's failure to comply with the limited warranty for the Engines described in section 6 above or failure to manufacture the Engines in compliance with the Specifications.

          (c) PRODUCT LIABILITY.

             (i) INSURANCE. During the term of this Agreement, and for a period of three years thereafter, each party will at its own expense purchase (if it has not already purchased) and maintain general product liability insurance, naming the other party as an additional insured. The coverage shall have limits of liability of no less than $5 million and shall be placed with an insurance carrier having a Best's rating of no less than "A". Each party shall provide a copy of the insurance policy to the other party upon the other party's request.

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     9.  TERMINATION.  In addition to any other provision of this Agreement which grants a right of termination, the following shall also constitute bases for termination:

          (a) A material default in the performance of an obligation under this Agreement, provided such default continues for more than [60][120] days after written notice is provided by the nondefaulting party.

          (b) If either party becomes the subject of a voluntary bankruptcy or insolvency proceeding; if such proceeding is involuntary, then the right of termination shall exist only if such proceeding has continued unstayed for a period of 60 consecutive days after filing.

          Upon the expiration or termination of this Agreement as set forth above, Seller will complete Engines on order at the date of termination, and Buyer shall purchase such Engines from Seller. Expiration or termination of this Agreement for any reason shall not affect any liabilities or obligations of either party which have accrued at the date of expiration or termination or which by their nature survive expiration or termination (including, without limitation, the obligations under sections 6, 7, 8, 9 and 13).

     10. FORCE MAJEURE. Neither party (nor any successor to either party, including, without limitation the Purchasing Party (as defined in section 12)) to this Agreement shall be liable for delay or failure to perform under this Agreement which results from any occurrence or event which could not have been reasonably avoided including, without limitation, accident, action of the elements, act of God, civil unrest, enemy action, epidemic, explosion, fire, flood, insurrection, strike, lockout or other labor trouble or shortage, natural catastrophe, riot, unavailability or shortage of material, equipment or transportation, war, act, demand or requirement of law or of the Government of the United States or any other competent governmental authority, or any other similar cause beyond such party's control, if the party in default makes reasonable efforts to remove or overcome the effects of such occurrence or event. If a party believes that any one or more of the above occurrences or events shall cause a delay or prevent its performance hereunder, it shall promptly notify the other party in writing of such fact.

     11. RELATIONSHIP OF THE PARTIES. The relationship established between the parties by this Agreement during its term shall be solely that of vendor and vendee. Under no circumstances shall the contractual relationship between the parties be deemed or construed as one of agency, joint venture, employment or otherwise. This Agreement does not give either party any right to act as a representative or agent of the other party or any authority to incur or create any obligation in the name of or on behalf of the other party.

     12.  ASSIGNMENT, SUCCESSORS AND ASSIGNS AND SALE OF SELLER'S
BUSINESS. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, however, Seller or Buyer, as applicable, may assign, upon written notice to the other party Buyer and without the other party Buyer's consent, this Agreement or its interest herein to any affiliate or to any third party succeeding to its Seller's business. Subject to the foregoing, this Agreement shall bind and inure to the benefit of Buyer, Seller, and their respective representatives, heirs, successors and assigns. If Seller desires to sell or transfer more than 50% of its stock (except for transfers among existing shareholders of Seller or any trusts for the benefit thereof and among existing shareholders of Seller and their spouses, siblings and lineal descendants or any trusts for the benefit thereof) or sell or transfer substantially all of its assets used in connection with manufacturing of the Engines (a "Change of Control"), Seller agrees to have the party purchasing or receiving the stock or assets (the "Purchasing Party") accept assignment of this Agreement subject to the term adjustment provision contained in section 2, above and the terms of this section 12. After a Change in Control, and only after a Change in Control, Buyer shall have the right to have the Costs of Production for any annual period ending subsequent to such Change of Control audited by an accounting firm (which shall be mutually acceptable to Buyer and the Purchasing Party or selected in accordance with the procedure set forth for selecting the Accounting Firm pursuant to section 1(a) of this Agreement). The sole purpose of the audit conducted pursuant to the immediately preceding sentence shall be to confirm that Costs of Production for the Engines reflect a reasonable allocation of Costs of Production between the Engines and the Purchasing Party's other (non-Engine) products. After a Change of Control, and only after a Change of Control, Buyer and the Purchasing Party shall negotiate in good faith and establish mutually agreeable delivery schedules for Engines to be purchased by Buyer from the Purchasing Party pursuant to this Agreement (the "Schedules"). The Schedules shall contain terms for delivery that are in all material respects consistent with the manner in which Engines are delivered to Buyer by Seller prior to the Change of Control. Following a Change of Control, subject to the provisions of section 10, if the Purchasing Party fails to deliver Engines in accordance with the Schedules, Buyer shall be entitled to indemnification pursuant to and in accordance with section 8(a) of this Agreement.

     13. ARBITRATION OF DISPUTES. All disputes or claims arising out of, resulting from or related to this Agreement shall be finally settled under the Rules of the American Arbitration Association (the "Rules") by an arbitrator appointed in accordance with the Rules. If the parties fail to so nominate a sole arbitrator within 30 days from the date when the claimant's request for arbitration has been communicated to the other party, the sole arbitrator shall be appointed in accordance with the Rules. Any decision made by such an arbitrator within the scope of his or her authority shall be binding upon the parties. The cost for such arbitrator shall be borne equally between the parties, but all other costs involved in the arbitration shall be borne separately by the parties. Each party shall enter into an arbitration agreement providing reasonable protection to the arbitrator. The place of arbitration shall be in Milwaukee County, Wisconsin, USA. Judgment on any award rendered by the arbitrator may be entered by any court of competent jurisdiction. The parties irrevocably consent and submit to the jurisdiction of any local, state or federal court in Milwaukee County, Wisconsin, USA.

     14. NOTICES. Notices permitted or required to be given under this Agreement shall be deemed sufficient if sent by mail or other delivery service, facsimile, or, if promptly confirmed in writing, by telephone, addressed to the parties as set forth below. Notices so given shall be effective upon (a) receipt by the party to which notice is given or (b) on the fifth day following the date such notice was posted or transmitted, whichever occurs first. Notices shall be addressed as follows:

          If to Seller:  Generac Corporation
                         P.O. Box 8
                         Highway 59 at Hillside Road
                         Waukesha, WI 53187
                         Attn: Chief Executive Officer

          If to Buyer:
                         Attn:

or to such other address as the parties may designate in writing.

     15. ENTIRE AGREEMENT. This Agreement and the exhibits attached hereto constitute the entire understanding between the parties with reference to the subject matter hereof and no statements or agreements, oral or written made prior to the signing of this Agreement shall vary or modify the written terms hereof. No amendment or modification of this Agreement or release form any of the provisions hereof shall be valid unless made in writing and signed by the parties.

     16. WAIVER. The failure of either party at any time to require performance by the other party of any provision hereof will in no way affect the right to require such performance at any time thereafter, nor will the waiver by either party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other provision, or constitute a waiver of the provision itself.

     17. SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the parties agree that such invalidity or unenforceability shall not affect any other provision of this Agreement, the remaining terms, covenants and provisions hereof shall remain in full force and effect.

     18. GOVERNING LAW. This Agreement and any disputes hereunder shall be governed and construed in accordance with the internal laws of the state of Wisconsin.

     19. HEADINGS. The headings used in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     20. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.

     The parties intending to be bound hereby have caused this Agreement to be signed by their duly authorized representatives on the day and year first written above.

                                          GENERAC CORPORATION


                                          BY /s/ ROBERT D. KERN

                                             -----------------------------------
                                             Robert D. Kern
                                             Chairman of the Board

                                          BUYER GENERAC PORTABLE
                                          PRODUCTS, INC.
                                          (F/K/A GPPC, INC.)


                                          BY /s/ ERIC R. WILKINSON

                                             -----------------------------------
                                             Eric R. Wilkinson
                                             President

                               LIST OF SCHEDULES

Schedule A:  Prices
Schedule B:  Limited Warranty
Schedule C:  Formula for Calculation of Changes in Certain Costs of
             Production

                                                                      SCHEDULE A


           OEM ENGINE SUPPLY AGREEMENT -- ENGINE SELL PRICE SCHEDULE



MODEL #          DESCRIPTION         SELL
-------          -----------         ----
EHB 00946 0  19HT3N6N01NN000N02R
EHB 00947 0  19HT3Y5N01NN000N02R
EHB 00948 0  19HT3YN505NN000N02R
EHB 00949 0  19HT3YN601NN000N02R
EHC 00950 0  22HS4NAN02YY000N03R
EHC 00951 0  22HT3N6N02NN000N03R
EHC 00952 0  22HT3Y6N02NN000N03R
EHC 00953 0  22HT3Y6N02NN000N03R
EHC 00954 0  22HT3Y502NN000N03R
EHC 00955 0  22HT3YN602NN000N03R
EHC 00956 0  22HT3YN608YN000N03R
EHC 00983 0  22HT3YNS02NN000N03R
EHE 00931 0  36HT5Y6N04NN000N05R
EHE 00932 0  36HT5Y6N04NN000N11R
EHE 00933 0  36HS6YN604YY000N05R
EHE 00961 0  36HT5Y6N11NN000N05R
EHE 00962 0  36HT5Y6N11NN000N11R
EHF 00934 0  41HT5Y6N06NN000N06R
EHF 00935 0  41HT5Y6N06NN000N12R
EHF 00945 0  41HT5Y6N09NN000N06R
EHF 00957 0  41HT5Y6N09NN000N12R
EHF 00958 0  41HT5Y6N10NN000N06R
EHF 00959 0  41HT5Y6N10NN000N12R
EHF 00960 0  41HS4Y6N10NN000N06R

                                                                      SCHEDULE B

                   TWO YEAR LIMITED WARRANTY FOR "GN" ENGINES

     Generac warrants to the original purchaser that the "GN" engine will be free from defects in materials or workmanship for the items and period set forth below from the date of original purchase. This warranty is not transferable and applies only to GN-Series Generac warranted engines.

                                          CONSUMER*              COMMERCIAL*
                                -----------------------------    -----------
Engine                          2 years (2nd year parts only)      1 year

     With the exception of European Community Countries, all units bound for export shall be warranted for one (1) year in consumer applications, and 90 days in commercial applications as defined below.

     *NOTE: FOR THE PURPOSE OF THIS WARRANTY, "CONSUMER USE" MEANS PERSONAL RESIDENTIAL HOUSEHOLD USE BY ORIGINAL PURCHASER. THIS DOES NOT APPLY TO UNITS USED FOR PRIME POWER IN PLACE OF UTILITY. "COMMERCIAL USE" MEANS ALL OTHER USES, INCLUDING PRIME POWER, RENTAL, CONSTRUCTION, COMMERCIAL, AND INCOME PRODUCING PURPOSES. ONCE AN ENGINE HAS EXPERIENCED COMMERCIAL USE, IT SHALL THEREAFTER BE CONSIDERED A COMMERCIAL USE ENGINE FOR THE PURPOSES OF THIS WARRANTY.

     During said warranty period, Generac will, at its option, repair or replace any part which, upon examination by Generac is found to be defective under normal use and service. All transportation costs under warranty, including return to the factory if necessary, are to be borne by the purchaser and prepaid by him. This warranty does not include nominal maintenance and service and does not apply to an engine which has been subjected to improper or unauthorized installation, misuse, negligence, accident, overloading, overspeeding, improper maintenance, repair or storage so as, in Generac's judgment, to adversely affect its performance and reliability.

     **NORMAL WEAR: AS WITH ALL MECHANICAL DEVICES, THE GN-SERIES ENGINES NEED PERIODIC PARTS SERVICE AND REPLACEMENT TO PERFORM WELL. THIS WARRANTY WILL NOT COVER REPAIR WHEN NORMAL USE HAS EXHAUSTED THE LIFE OF A PART OR AN ENGINE.

     There is no other express warranty. Generac hereby disclaims any and all implied warranties, including but not limited to those of merchantability and fitness for a particular purpose to the extent permitted by law. The duration of any implied warranties which cannot be disclaimed is limited to the time period (one year) as specified in the express warranty. Liability for consequential, incidental, or special damages under any and all warranties is excluded to the extent permitted by law. Some states do not allow limitations on how long an implied warranty lasts, or the exclusions or limitations of incidental or consequential damages, so the above limitations or exclusions may not apply to you. This warranty gives you specific legal rights and you may also have other rights, which vary from state to state.

     For service, see your nearest Generac authorized warranty service facility or call 1-800-333-1322. Warranty service can be performed only by a Generac authorized service facility. This warranty will not apply to service at any other facility. At the time of requesting warranty service, evidence of original purchase date must be presented.

                                                                      SCHEDULE C

                     GN ENGINE COMPONENT PRICE ADJUSTMENTS
                 (CRANKCASE, CYL HEAD, GEAR COVER, CRANK, CAM)

                   ADJUSTMENT FOR EXCHANGE RATE FLUCTUATIONS
                                      AND
                    ALUMINUM INGOT MARKET PRICE FLUCTUATIONS

Component costs are adjusted for fluctuations in aluminum ingot price every six months based on the following formula.

Monthly Al. Rate Deviation = Monthly Avg. Al. Cost -- Base Al. Rate

Monthly Al. Consumption = (Al. Weight per engine + 5%) x Monthly volume

(Monthly Rate Deviation x Monthly Al. Consumption) + 13% = Total Monthly Adjustment

               Note: Monthly consumption must be calculated by engine model due
to differences in                aluminum weight between models.

Component costs are adjusted for fluctuations in currency exchange rates every six months based on the following formula.

Monthly Currency Deviation = Monthly Avg.  Exchange Rate -- Base Exchange Rate

(Monthly Currency Deviation x Total Cost of Imported Parts x Monthly Volume) + 13% = Total Monthly Adjustment

               Note: Import parts are defined as parts imported into Japan. Component costs are based in Japanese Yen.